Exhibit 5.1

Conyers Dill & Pearman 29th Floor One Exchange Square 8 Connaught Place Central Hong Kong Tel: +852 2524 7106 Fax: +852 2845 9268 conyersdill.corn	BERMUDA BRITISH VIRGIN ISLANDS CAYMAN ISLANDS DUBAI HONG KONG LONDON MAURITIUS SINGAPORE

22 June 2018

Matter No.: 861516

Doc Ref: 104266713v1

852 2842 9586

Hanifa.ramjahn@@conyersdill.com

Kingtone Wirelessinfo Solution Holding Ltd.

3rd Floor, Borough A, Block A

No.181, South Taibai Road

Xi’an, Shaanxi Province

People’s Republic of China 710065

Dear Sirs,

Re: Kingtone Wirelessinfo Solution Holding Ltd. (the “Company”)

We have acted as special British Virgin Islands legal counsel to the Company in connection with a registration statement on Form S-8 filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to the registration of an aggregate of 280,000 ordinary shares of par value of US$0.01 per share (the “Shares”) to be issued pursuant to the Company’s 2010 Omnibus Incentive Plan as amended (the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

(i)	the Registration Statement; and

(ii)	the Plan.

Partners: Piers Alexander, Christopher Bickley, Peter Ch'ng, Bernadette Chen, Anna Chong, Vivien Fung,
Richard Hall, Norman Hau, David Lamb, Paul Urn, Nigel Meeson Q.C., Teresa Tsai, Flora Wong, Liken Woo

We have also reviewed and relied upon (1) a copy of the memorandum of association and articles of association of the Company as obtained from the Registrar of Corporate Affairs on 19 June 2018, (2) copies of the written resolutions of the directors of the Company passed on 25 April 2010 approving the Plan and the compensation committee, and written resolutions of the compensation committee of the Company dated 3 April 2018 approving the issue of the Shares (collectively, the “Resolutions”), (3) a copy of the certificate of good standing of the Company dated 19 June 2018 (the “Certificate Date”), (4) a copy of the Register of Members of the Company as of 18 April 2018(“ROM”), (5) a copy of the Restricted Stock Grant Agreement dated 3 April 2018 entered between the Company and Fang Wang and (6) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us, (c) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (d) that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein, (e) that the Company has received consideration for the full issue price of the Shares in accordance with the Plan which shall be equal to at least the par value thereof, (f) the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with the Commission, (g) that on the date of issuance of any of the Shares, the Company had sufficient authorised but unissued Shares, and (h) that on the date of issuance of any award under the Plan, the Company was and will be able to pay its liabilities as they become due.

We express no opinion with respect to the issuance of Shares pursuant to any provision of the Plan that purports to obligate the Company to issue Shares following the commencement of a winding up or liquidation. We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands. This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Shares by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of the British Virgin Islands in good standing (meaning solely that it has not failed to make any filing with any British Virgin Islands governmental authority or to pay any British Virgin Islands government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the British Virgin Islands).

2.	Based solely upon our review of the ROM, the Shares were validly issued, fully paid and non-assessable and Fang Wang is the registered holder of all the Shares. Under the British Virgin Islands Business Companies Act, 2004 (“BC Act”), the register of members shall be prima facie evidence of any matters by the BC Act directed or authorised to be inserted therein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman